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                                                                       Exhibit 8


                 [Letterhead of Gallop, Johnson & Neuman, L.C.]


                                            October 10, 1995


Medicine Shoppe International, Inc.
1100 North Lindbergh
St. Louis, Missouri 63132

           Re: Medicine Shoppe International, Inc.

Ladies and Gentlemen:

           We have acted as counsel to Medicine Shoppe International, Inc., a Delaware corporation ("MSI") in connection with the proposed merger (the "Merger") of Arch Merger Corp. ("Sub"), a wholly owned subsidiary of Cardinal Health, Inc. ("Cardinal") with and into MSI, pursuant to the terms of an Agreement and Plan of Reorganization among Cardinal, Sub and MSI dated August 26, 1995 (the "Merger Agreement"), as described in the Registration Statement of Cardinal on Form S-4 to be filed today by Cardinal with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. All capitalized terms herein, unless otherwise specified, have the same meaning as ascribed to them in the Registration Statement.

           In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to our receipt prior to

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Medicine Shoppe International, Inc.
October 10, 1995
Page 2


the Effective Time of certain written representations and covenants of MSI, Cardinal and certain principal stockholders of MSI in substantially the form annexed hereto.

Based upon and subject to the foregoing, we are of the opinion that if the Merger occurs in accordance with the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) as such, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain
Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of MSI Common Stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application to the Merger transaction of existing law, regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

           This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Gallop, Johnson & Neuman, L.C. under the caption "Certain Federal Income Tax Consequences" in the Registration Statement and the Prospectus.


                                       Very truly yours,

                                       /s/ Gallop, Johnson & Neuman, L.C.

                                       GALLOP, JOHNSON & NEUMAN, L.C.